SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                   FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.


                       Commission file number 0-14934


                       DIVERSIFIED HISTORIC INVESTORS
_____________________________________________________________________________

           (Exact name of registrant as specified in its charter)

         1521 LOCUST STREET, PHILADELPHIA, PA  19102  (215) 557-9800
_____________________________________________________________________________

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Limited Partnership Interests
_____________________________________________________________________________

          (Title of each class of securities covered by this Form)


_____________________________________________________________________________

 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  _X_            Rule 12h-3(b)(1)(i)  ___
        Rule 12g-4(a)(1)(ii) _X_            Rule 12h-3(b)(1)(ii) ___
        Rule 12g-4(a)(2)(i)  ___            Rule 12h-3(b)(2)(i)  ___
        Rule 12g-4(a)(2)(ii) ___            Rule 12h-3(b)(2)(ii) ___
                                            Rule 15d-6           ___

Approximate number of holders of record as of the certification or notice
date:    -0-
         ---

Pursuant to the requirements of the Securities Exchange Act of 1934, Diversified Historic Investors has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  3/12/07                           /s/Spencer Wertheimer
       ------                           ---------------------
                                        Name:  Spencer Wertheimer
                                        Title: President (principal executive
                                             officer, principal financial
                                             officer) of the registrant's
                                             managing partner, EPK, Inc.

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